1. Name and Address of Reporting Person
   SOMERHALDER II, JOHN W.
   EL PASO PIPELINE GROUP
   9 GREENWAY PLAZA
   HOUSTON, TX 77046
2. Issuer Name and Ticker or Trading Symbol
   EL PASO CORPORATION (EP)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT, PIPELINE GROUP
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               328706 <F1>    D
Common Stock                                                                               1874           I           401(k) Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $14.9688                                                  01/12/2005 Common                      6000    D
Option                                                                           Stock
(right to
buy)
Stock       $14.9688                                                  01/13/2005 Common                      24000   D
Option                                                                           Stock
(right to
buy)
Stock       $15.6875                                                  01/19/2006 Common                      40000   D
Option                                                                           Stock
(right to
buy)
Stock       $17.375                                                   06/19/2006 Common                      20000   D
Option                                                                           Stock
(right to
buy)
Stock       $18.4375                                                  01/14/2004 Common                      32800   D
Option                                                                           Stock
(right to
buy)
Stock       $35.4063                                                  07/24/2008 Common                      26250   D
Option                                                                           Stock
(right to
buy)
Stock       $42.125                                                   10/25/2009 Common                      125000  D
Option                                                                           Stock
(right to
buy)
Stock       $46.275                                                   08/13/2011 Common                      75000   D
Option                                                                           Stock
(right to
buy)
Stock       $62.975                                                   01/29/2011 Common                      148000  D
Option                                                                           Stock
(right to
buy)

Explanation of Responses:

<F1>
Includes 1,784 shares held under the El Paso Corporation Employee Stock Purchase Plan.

SIGNATURE OF REPORTING PERSON
/s/ Alan Bishop (POA)

DATE
01/31/2003